EXHIBIT 99.1

ESSA Pharma Announces Initiation of Phase 2 Study Evaluating Masofaniten (EPI-7386) in Combination with Enzalutamide in Patients with Metastatic Castration-Resistant Prostate Cancer

Recommended Phase 2 dose regimen identified as masofaniten 600mg BID combined with enzalutamide 160mg QD

Phase 2 head-to-head portion of the study to commence enrollment immediately

Updated Phase 1 results selected for a poster presentation at ESMO 2023

SOUTH SAN FRANCISCO, Calif. and VANCOUVER, Canada, Sept. 18, 2023 /CNW/ - ESSA Pharma Inc. ("ESSA", or the "Company") (NASDAQ: EPIX), a clinical-stage pharmaceutical company focused on developing novel therapies for the treatment of prostate cancer, today announced the initiation of the Phase 2 portion of its Phase 1/2 study evaluating its lead candidate, masofaniten (formerly known as EPI-7386), a first-in-class N-terminal domain androgen receptor inhibitor, in combination with Astellas and Pfizer's antiandrogen enzalutamide in patients with metastatic castration-resistant prostate cancer ("mCRPC") naïve to second-generation antiandrogens.

Updated results from the first four cohorts of patients from the Phase 1 dose escalation portion of the Phase 1/2 study have been selected for a poster presentation at the upcoming European Society of Medical Oncology ("ESMO") Congress taking place October 20-24, 2023, in Madrid, Spain.

"Initiation of the randomized Phase 2 portion of this study investigating the combination of masofaniten and enzalutamide (the "Combination") is a significant milestone for ESSA and we look forward to reporting updated results from the Phase 1 dose equilibration portion of the study next month at ESMO 2023," stated David Parkinson, M.D., President and CEO of ESSA. "The favorable safety profile observed to date with the Combination has led the safety review board to agree that we can proceed forward into the head-to-head comparison portion of the study with the dose regimen studied in Cohort 4 as our recommended Phase 2 dose. We look forward to further elucidating the Combination's potential to improve long-term clinical benefit for patients with mCRPC. We plan to provide guidance for timing of the public disclosure of initial data once the Phase 2 portion has been underway for several months."

The Phase 2 dose expansion portion of the study is a two-arm, randomized, open-label study (NCT05075577) that will evaluate the safety, tolerability and preliminary efficacy of masofaniten, and is expected to enroll approximately 120 patients. Patients will continue to receive androgen deprivation therapy and will be randomized 2:1 to receive either the combination of masofaniten (600mg twice-daily ("BID")) and enzalutamide (160mg once daily ("QD")) or enzalutamide (160mg QD) as a single agent. Patients may remain on study treatment as long as they are tolerating treatment without disease progression based on RECIST v1.1 and/or Prostate Cancer Clinical Trials Working Group 3 (PCWG3) criteria.

Details for the ESMO 2023 Presentation

Title: Phase 1/2 Trial of Oral EPI-7386 in Combination with Enzalutamide (Enz) Compared to Enz Alone in Metastatic Castration-Resistant Prostate Cancer (mCRPC) Subjects: Current Phase 1 (P1) results
Speaker: Andrew L. Laccetti
Presentation #: 1813P
Date: Sunday, October 22, 2023

About Masofaniten

Masofaniten (formerly known as EPI-7386) is a first-in-class investigational, highly selective, oral, small molecule inhibitor of the N-terminal domain ("NTD") of the androgen receptor ("AR"). Masofaniten's unique mechanism of action disrupts the AR signaling pathway, the primary pathway that drives prostate cancer growth, by selectively binding to the NTD, a region of the AR that is not currently targeted by other therapies. Masofaniten is currently being studied in an open-label, randomized Phase 2 clinical trial (NCT05075577) in combination with enzalutamide in patients with metastatic castration-resistant prostate cancer (mCRPC) naïve to second-generation antiandrogens. ESSA is also conducting a Phase 1 monotherapy study (NCT04421222) in patients with mCRPC whose tumors have progressed on standard-of-care therapies. The U.S. Food and Drug Administration has granted Fast Track designation to masofaniten for the treatment of adult male patients with mCRPC resistant to standard-of-care treatment. ESSA retains all rights to masofaniten worldwide.

About ESSA Pharma Inc.

ESSA is a clinical-stage pharmaceutical company focused on developing novel and proprietary therapies for the treatment of patients with prostate cancer. For more information, please visit www.essapharma.com, and follow us on Twitter and LinkedIn.

Forward-Looking Statement Disclaimer

This release contains certain information which, as presented, constitutes "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995 and/or applicable Canadian securities laws. Forward-looking information involves statements that relate to future events and often addresses expected future business and financial performance, containing words such as "anticipate", "believe", "plan", "estimate", "expect", and "intend", statements that an action or event "may", "might", "could", "should", or "will" be taken or occur, or other similar expressions and includes, but is not limited to, statements regarding presentations with respect to the Phase 1 and Phase 1/2 study, the timing of the Phase 2 portion of the combination study, the Combination's potential to improve long-term clinical benefit for patients with mCRPC, the evaluation of the safety, tolerability and preliminary efficacy of masofaniten in the Phase 2 study, enrollment in the Phase 2 study and other statements surrounding the Company's evaluation of masofaniten.

Forward-looking statements and information are subject to various known and unknown risks and uncertainties, many of which are beyond the ability of ESSA to control or predict, and which may cause ESSA's actual results, performance or achievements to be materially different from those expressed or implied thereby. Such statements reflect ESSA's current views with respect to future events, are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by ESSA as of the date of such statements, are inherently subject to significant medical, scientific, business, economic, competitive, political and social uncertainties and contingencies. In making forward looking statements, ESSA may make various material assumptions, including but not limited to (i) the accuracy of ESSA's financial projections; (ii) obtaining positive results of clinical trials; (iii) obtaining necessary regulatory approvals; and (iv) general business, market and economic conditions.

Forward-looking information is developed based on assumptions about such risks, uncertainties and other factors set out herein and in ESSA's Annual Report on Form 10-K dated December 13, 2022, under the heading "Risk Factors", a copy of which is available on ESSA's profile on EDGAR at www.sec.gov and on SEDAR+ at www.sedarplus.ca, and as otherwise disclosed from time to time on ESSA's EDGAR and SEDAR+ profiles. Forward-looking statements are made based on management's beliefs, estimates and opinions on the date that statements are made and ESSA undertakes no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable United States and Canadian securities laws. Readers are cautioned against attributing undue certainty to forward-looking statements.

Company: Peter Virsik, Chief Operating Officer, ESSA Pharma Inc., Phone: 778.331.0962, Email: pvirsik@essapharma.com; Investors and Media: Argot Partners, 212.600.1902, essa@argotpartners.com